Exhibit 21.1

List of Subsidiaries

Name	Jurisdiction of Organization
Penn Virginia Operating Co., LLC	Delaware
Loadout LLC	Delaware
K Rail LLC	Delaware
Suncrest Resources LLC	Delaware
Fieldcrest Resources LLC	Delaware